Exhibit 99

UTC REPORTS THIRD QUARTER EPS UP 10 PERCENT TO $1.33, CONFIRMS HIGH END

OF 2008 EARNINGS GUIDANCE

HARTFORD, Conn., Oct. 16, 2008 – United Technologies Corp. (NYSE:UTX) today reported third quarter 2008 earnings per share of $1.33 and net income of $1.3 billion, up 10 percent and 6 percent, respectively, over the year ago quarter. Results for the current quarter include a $0.03 per share net impact for restructuring costs in excess of a one time gain. In 2007, a one time gain exceeded restructuring costs for a net benefit of $0.04 per share. Excluding restructuring costs and the one time gains in both periods, earnings per share grew 16 percent year over year.

Third quarter consolidated revenues increased 7 percent to $14.8 billion, including 4 percent organic growth. Foreign currency translation accounted for 3 points of the revenue growth and $0.03 of the earnings per share increase. Cash flow from operations was $1.8 billion and capital expenditures were $268 million for the quarter.

“UTC had another solid quarter, with operating margin expansion of 50 basis points and four of six business units reporting double digit earnings growth,” said Louis Chênevert, UTC President and Chief Executive Officer. “Based on the strong performance in the first three quarters of the year, we are raising the bottom end of earnings per share guidance to $4.90 from $4.80. We now expect earnings per share of $4.90—$4.95, up 15 to 16 percent above 2007 earnings per share.

“While we did see order rates slow in some businesses in the quarter given the current turmoil, our backlogs across UTC remain strong. We are confident our balanced portfolio, global footprint, and strong aftermarket presence will enable us to deliver on our guidance,” Chênevert said.

New equipment orders at Otis were flat in the quarter, with solid double digit growth in Asia offset by a decline in North America. Carrier’s Commercial HVAC new equipment orders were up double digits globally. Commercial aerospace spares orders in the quarter were below sales at Pratt & Whitney’s Commercial Engines business and approximately equal to sales at Hamilton Sundstrand.

Chênevert added, “In the face of ongoing economic challenges, we continue to aggressively reduce costs and restructure our businesses. In the third quarter, we spent $93 million on restructuring, and we’re on track to spend around $300 million for the full year. We also spent $950 million for share repurchase in the quarter for a total of $2.5 billion year to date and now expect share repurchase to be around $3 billion for 2008. We believe these actions, together with the balance of UTC’s businesses, will position us to outperform peers in 2009.

“Cash flow from operations less capital expenditures was 123% of net income in the quarter. We continue to expect cash flow from operations less capital expenditures to meet or exceed net income for the full year,” Chênevert continued.

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. Additional information, including a webcast, is available on the Internet at http://www.utc.com.

This release includes “forward-looking statements” concerning expected revenue, earnings, cash flow, restructuring and share repurchases; anticipated benefits of UTC’s diversification, cost reduction efforts, and business model; and other matters. These matters are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the health of the global economy; the impact of volatility and deterioration in financial markets on overall levels of economic activity; strength of end market demand in construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company-specific factors including the impact of financial market volatility and deterioration on the financial strength of customers and suppliers and on levels of air travel; the availability and impact of acquisitions; the rate and ability to effectively integrate acquired businesses; the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies and new products and services; delays and disruption in delivery of materials and services from suppliers; labor disputes; and the outcome of legal proceedings. The level of share repurchases may vary depending on the level of other investing activities. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results,” as well as the information included in UTC’s Current Reports on Form 8-K.

UTC-IR

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United Technologies Corporation

Condensed Consolidated Statement of Operations

(Millions, except per share amounts)	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2008	2007	2008	2007
Revenues	$14,814	$13,863	$44,182	$40,045

Cost and Expenses
Cost of goods and services sold	10,664	10,068	32,004	29,193
Research and development	436	399	1,281	1,197
Selling, general and administrative	1,665	1,508	5,075	4,398

Operating Profit	2,049	1,888	5,822	5,257
Interest expense	177	179	518	492

Income before income taxes and minority interests	1,872	1,709	5,304	4,765
Income taxes	502	434	1,480	1,355
Minority interests	101	78	280	246

Net Income	$1,269	$1,197	$3,544	$3,164

Net Earnings Per Share of Common Stock
Basic	$1.36	$1.24	$3.76	$3.28
Diluted	$1.33	$1.21	$3.68	$3.19

Average Shares
Basic	933	963	943	966
Diluted	951	989	964	991

As described on the following pages, consolidated results for the quarters and nine months ended September 30, 2008 and 2007 include non-recurring items, restructuring and related charges.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

(Millions)	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2008	2007	2008	2007
Revenues
Otis	$3,245	$2,936	$9,706	$8,522
Carrier	3,917	3,738	11,682	10,923
UTC Fire & Security	1,624	1,471	4,960	4,066
Pratt & Whitney	3,150	3,036	9,649	8,911
Hamilton Sundstrand	1,532	1,427	4,643	4,144
Sikorsky	1,438	1,307	3,768	3,511

Segment Revenues	14,906	13,915	44,408	40,077
Eliminations and other	(92)	(52)	(226)	(32)

Consolidated Revenues	$14,814	$13,863	$44,182	$40,045

Operating Profit
Otis	$648	$567	$1,899	$1,673
Carrier	421	420	1,156	1,122
UTC Fire & Security	154	119	395	306
Pratt & Whitney	530	503	1,602	1,515
Hamilton Sundstrand	286	249	795	713
Sikorsky	133	103	326	263

Segment Operating Profit	2,172	1,961	6,173	5,592
Eliminations and other	(33)	11	(55)	(72)
General corporate expenses	(90)	(84)	(296)	(263)

Consolidated Operating Profit	$2,049	$1,888	$5,822	$5,257

As described on the following pages, consolidated results for the quarters and nine months ended September 30, 2008 and 2007 include non-recurring items, restructuring and related charges.

United Technologies Corporation

Consolidated Operating Profit

Consolidated operating profit for the quarters and nine months ended September 30, 2008 and 2007 includes restructuring and related charges as follows:

	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2008	2007	2008	2007
Otis	$5	$6	$11	$11
Carrier	34	15	91	28
UTC Fire & Security	—	2	33	8
Pratt & Whitney	52	12	83	39
Hamilton Sundstrand	2	8	3	20
Sikorsky	—	—	—	(3)

Total Restructuring and Related Charges	$93	$43	$221	$103

Consolidated results for the for the quarters and nine months ended September 30, 2008 and 2007 include the following non-recurring items.

Q3—2008

•	Pratt & Whitney: Approximately $37 million non-cash gain on a partial sale of an investment.

Q3—2007

•	Eliminations and Other: Approximately $28 million pretax interest adjustments related to the completion of the Internal Revenue Service (IRS) examination of tax years 2000 through 2003.

•	Income Taxes: Favorable income tax adjustment of approximately $50 million, related primarily to the completion of the IRS examination of tax years 2000 through 2003.

Q1—2007

•

Otis: Segment results include an $84 million gain from the sale of land. The consolidated operating results include taxes related to the gain of approximately $29 million in addition to an approximately $27 million charge for the minority partner’s interest in the gain. The resulting impact to consolidated net income is approximately $28 million.

•	Pratt & Whitney: Approximately $40 million gain at Pratt & Whitney from a contract termination.

•	Eliminations and Other: A $216 million loss recorded in connection with the European Union commission fine.

•	Eliminations and Other: A $151 million gain from the sale of marketable securities.

In the first quarter, the net impact of the above items ($0.05 per share), together with $35 million of pre-tax restructuring and related charges ($0.02 per share), had a $0.07 adverse impact to earnings per share.

United Technologies Corporation

Condensed Consolidated Balance Sheet

(Millions)	September 30, 2008 (Unaudited)	December 31, 2007 (Unaudited)
Assets

Cash and cash equivalents	$3,615	$2,904
Accounts receivable, net	9,346	8,844
Inventories and contracts in progress, net	9,011	8,101
Other current assets	2,209	2,222

Total Current Assets	24,181	22,071

Fixed assets, net	6,441	6,296
Goodwill, net	16,074	16,120
Intangible assets, net	3,484	3,757
Other assets	6,630	6,331

Total Assets	$56,810	$54,575

Liabilities and Shareowners’ Equity

Short-term debt	$2,259	$1,133
Accounts payable	5,104	5,059
Accrued liabilities	12,494	11,277

Total Current Liabilities	19,857	17,469

Long-term debt	8,113	8,015
Other liabilities	6,795	6,824

Total Liabilities	34,765	32,308

Minority interest in subsidiary companies	962	912

Shareowners’ Equity:
Common Stock	10,769	10,358
Treasury Stock	(13,824)	(11,338)
Retained Earnings	24,380	21,751
Accumulated other non-shareowners’ changes in equity	(242)	584

	21,083	21,355

Total Liabilities and Shareowners’ Equity	$56,810	$54,575

Debt Ratios:
Debt to total capitalization	33%	30%
Net debt to net capitalization	24%	23%

United Technologies Corporation

Condensed Consolidated Statement of Cash Flows

(Millions)	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2008	2007	2008	2007
Operating Activities
Net Income	$1,269	$1,197	$3,544	$3,164
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	326	308	971	863
Deferred income taxes and minority interest	91	90	137	98
Stock compensation cost	51	44	161	141
Changes in working capital	49	(178)	(690)	(573)
Other, net	49	(78)	18	(408)

Net Cash Provided by Operating Activities	1,835	1,383	4,141	3,285

Investing Activities
Capital expenditures	(268)	(238)	(810)	(697)
Acquisitions and disposal of businesses, net	23	(1,236)	(438)	(1,444)
Other, net	286	(145)	58	(15)

Net Cash Provided by (Used) in Investing Activities	41	(1,619)	(1,190)	(2,156)

Financing Activities
(Decrease) increase in borrowings, net	(328)	471	1,252	1,065
Dividends paid on Common Stock	(286)	(296)	(869)	(786)
Repurchase of Common Stock	(950)	(500)	(2,470)	(1,500)
Other, net	(60)	14	(149)	219

Net Cash Used in Financing Activities	(1,624)	(311)	(2,236)	(1,002)

Effect of foreign exchange rates	(79)	65	(4)	137

Net increase (decrease) in cash and cash equivalents	173	(482)	711	264

Cash and cash equivalents—beginning of period	3,442	3,292	2,904	2,546

Cash and cash equivalents—end of period	$3,615	$2,810	$3,615	$2,810

United Technologies Corporation

Free Cash Flow Reconciliation

	Quarter Ended
	September 30, 2008		September 30, 2007
(Millions)	(Unaudited)		(Unaudited)
Net income	$1,269		$1,197
Depreciation and amortization	326		308
Changes in working capital	49		(178)
Other	191		56

Cash flow from operating activities	1,835		1,383
Cash flow from operating activities as a percentage of net income		144%		116%
Capital expenditures	(268)		(238)

Capital expenditures as a percentage of net income		(21)%		(20)%

Free cash flow	$1,567		$1,145

Free cash flow as a percentage of net income		123%		96%

Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by the Company. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing the Corporation’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Corporation’s Common Stock and distribution of earnings to shareholders. Others that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities prepared in accordance with Generally Accepted Accounting Principles to free cash flow is above.

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(2)	Organic growth represents the total reported increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Not included within organic growth for 2008 is a non-recurring item of approximately $37 million related to a non-cash gain on a partial sale of an investment at Pratt & Whitney. Non-recurring items that are not included in organic growth in 2007 include $28 million pretax interest adjustment related to the completion of the IRS examination of tax years 2000 through 2003, an $84 million gain at Otis from the sale of land (See Note 3 below), a $40 million gain at Pratt & Whitney from a contract termination, and $151 million from the sale of marketable securities.

(3)	Otis segment results for the first quarter of 2007 include an $84 million gain from the sale of land. The consolidated operating results include taxes related to the gain of approximately $29 million in addition to an approximately $27 million charge for the minority partner’s interest in the gain. The resulting impact to consolidated net income is approximately $28 million.